FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Laura Kiernan 203-328-2519
Media: Matt Altman 203-352-1177

WWE® Reports Record Revenue and Q2 2016 Results

Second Quarter 2016 Highlights

•	Revenue increased 32% (13% excluding the timing impact of WrestleMania1) to a record $199.0 million as WWE’s Live Event and Network segments achieved their highest quarterly revenue in Company history
•	OIBDA[2] of $7.5 million was in line with the Company’s guidance
•	WWE Network reached a record of 1.52 million average paid subscribers over the second quarter 2016, which represented a 25% increase from the second quarter 2015
•	SmackDown transitioned to a live format on USA Network. Starting July 25, 2016 WWE’s flagship programs, Monday Night Raw and SmackDown, began to feature unique talent and storylines
•

Through the first six months of the year, digital engagement metrics continued to grow with video views up over 100% to nearly 8 billion and social media engagements up 39% to 570 million versus the prior year

•	The Company announced a multi-year content distribution deal in China with PPTV, the return of a WWE live event to Shanghai in September and the signing of the first-ever Chinese talent

Select WrestleMania Highlights

WrestleMania (April 3, 2016) achieved record breaking attendance, ticket sales, viewership, and social media activity. WrestleMania broke WWE’s attendance record, attracting 101,763 fans at AT&T Stadium. WWE Network reached a record 1.82 million total subscribers following WrestleMania (April 4). During WrestleMania Week,  WWE Network featured 19 hours of prime-time, premier programming and subscribers watched nearly 22 million hours of content, averaging 12 hours per subscriber. WrestleMania generated more than 2.5 million mentions on Twitter in one day and over 250 million video views across WWE digital and social platforms during WrestleMania Week.

STAMFORD, Conn., July 28, 2016 - WWE (NYSE:WWE) today announced financial results for its second quarter 2016.  For the quarter, the Company reported Net income of $0.8 million, or $0.01 per share, as compared to Net income of $5.1 million, or $0.07 per share, in the prior year quarter.

“I continue to be pleased with the execution of our strategy to optimize the long-term value of our content,” stated Vince McMahon, WWE Chairman and Chief Executive Officer. “Progress on this objective is evidenced by the continued year-over-year growth of WWE Network, the transition of SmackDown to a live format every week and the completion of our first exclusive content agreement in China.”

George Barrios, WWE Chief Strategy & Financial Officer, added “We achieved a 25% increase in average paid subscribers to WWE Network and generated earnings that were in line with our guidance. Over the past 12 months we delivered record revenue of $703 million.  Additionally, for the first half of 2016, we delivered revenue growth of 13% from the prior year period and our digital video views increased by more than 100% to nearly 8 billion and our social media engagements increased 39% to 570 million.”

Q3 2016 Business Outlook

For the third quarter 2016, the Company projects average paid subscribers to WWE Network of 1.49 million (+/- 2%), representing a year-over-year increase of approximately 27%.  The third quarter subscriber forecast represents a sequential decline of 2% from the second quarter 2016, which compares to the 4% decline from the second to the third quarter 2015.

The Company also estimates third quarter 2016 Adjusted OIBDA3 of approximately $24 million to $28 million. This range represents an expected year-over-year increase from $23.4 million in the third quarter 2015 primarily due to the increased monetization of the Company’s video content and the continued strong performance of its Live Events business.

2016 Perspective

WWE management has previously indicated that if the average paid subscribers to WWE Network increases at a rate between 20% and 25% in 2016, 2016 Adjusted OIBDA could be in a range of approximately $70 million to $85 million.  If recent overarching trends regarding the acquisition and retention of subscribers continue over the remainder of 2016, management continues to believe average paid subscriber growth would be at the upper end of its range and 2016 Adjusted OIBDA would be between $80 million and $85 million. The range of 2016 Adjusted OIBDA includes the previously communicated incremental investment of $15 million to $20 million in content, technology and emerging markets. As recent historical data may not offer a comparable basis for projecting future results and future results may differ from the range provided, management offers these ranges of 2016 subscriber growth and financial performance to provide further perspective rather than as guidance.

Comparability of Results

WrestleMania 32 occurred on April 3, 2016 and is reflected in second quarter 2016 results, whereas the comparable prior year event occurred on March 29, 2015 and was included as part of first quarter 2015 results. Despite the shift in timing, WrestleMania had a significant impact on subscriber growth in the second quarter of both years. Therefore, the timing impact of the event on second quarter 2016 results is best estimated by measuring the direct contribution the event generated from ticket, merchandise and pay-per-view sales and production costs (excluding any attribution from WWE Network subscriptions).  In aggregate, these items increased second quarter 2016 revenue by $29.4 million and reduced OIBDA by $0.2 million with no net impact on EPS. Refer to the Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures in this release for a pro-forma analysis excluding WrestleMania from second quarter 2016 results.

Three Months Ended June 30, 2016 - Results Overview

Revenues increased 32% to a quarterly record high $199.0 million, with the increase driven, at least in part, by the timing impact of WrestleMania. (On a pro-forma basis, excluding this timing impact, the Company’s overall revenues increased 13% from the prior year quarter.) North American revenues increased 39% from the prior year quarter primarily due to the impact of WrestleMania ticket and merchandise sales as well as by the growth of

WWE Network subscribers and the escalation of television rights fees. The quarter also reflected higher ticket sales and prices at other North American events and increased digital advertising revenue, which were partially offset by lower video game revenue due to the timing of a lower effective royalty rate (discussed below). Revenues from outside North America increased 15% driven by the increased monetization of content, as reflected in the Media Division, and by higher Live Event revenue from the EMEA region.

The following tables reflect net revenues by region and net revenues and OIBDA by division/segment (in millions):

	Three Months Ended
	June 30,
	2016	2015
Net Revenues By Region:
North America	$149.8	$107.4
Europe/Middle East/Africa (EMEA)	36.2	30.8
Asia Pacific (APAC)	11.2	10.5
Latin America	1.8	1.5
Total net revenues	$199.0	$150.2

	Net Revenues		OIBDA
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Division/Segment
Media Division
Network	$51.8	$40.1	$(5.7)	$17.2
Television	56.1	52.1	27.2	21.2
Home Entertainment	3.1	3.1	1.0	0.6
Digital Media	6.5	3.8	0.2	(0.8)
Live Events	51.9	26.4	23.4	6.7
Consumer Products
Licensing	9.0	11.3	3.9	6.4
Venue Merchandise	8.7	4.7	3.7	2.1
WWEShop	7.5	5.8	1.6	1.4
WWE Studios	3.2	2.1	0.4	—
Corporate & Other	1.2	0.8	(48.2)	(41.6)
Total	$199.0	$150.2	$7.5	$13.2

Three Months Ended June 30, 2016 – Segment Performance Commentary

The year-over-year changes in the Company’s financial performance were driven by its Network, Television, Live Events and Licensing, and Corporate & Other business segments.  A discussion of other business segments has been excluded from the narrative below.  Refer to our second quarter 2016 Form 10-Q for management’s discussion and analysis of financial condition and results of operations pertaining to all of our segments.

Media Division

Revenues from the Company's Media division increased 19%, to $117.5 million, primarily due to the growth of WWE Network and the contractual escalation of television rights fees.

•

Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 29% to $51.8 million.  WWE Network subscription revenue increased 25% to $45.9 million from $36.6 million in the prior year quarter based on a 25% year-over-year increase in average paid subscribers to 1.5 million.

Network segment OIBDA declined $22.9 million from the prior year quarter due to the impact of $21.5 million in production and talent costs associated with WrestleMania. Excluding the timing impact of WrestleMania, Network segment OIBDA declined $5.4 million as the growth in WWE Network subscription revenue was offset by increased programming expenses, including a $5.3 million allocation of certain expenses shared between the Company’s Network and Television segments.4  A portion of the increase in Network programming expenses relates to the Company’s previously communicated strategic investments.

The Company continued to increase the global subscriber base of WWE Network, as measured on a year-over-year basis, with launches over the trailing 12 months in six countries including Germany, Malaysia and Japan. WWE Network had 1.56 million total subscribers at the end of the second quarter, which represented a 27% increase from June 30, 2015.  WWE Network had 1.13 million U.S. paid subscribers and 381,000 international paid subscribers at quarter-end.

Importantly, with the increased size and maturity of the network’s subscriber base, average monthly churn declined 20% to 9.9% for the first six months of 2016 from 12.3% for the comparable period in 2015. 5

The following table provides WWE Network subscriber performance 6, 7

	As of / Three Month Ended		As of
	June 30,	June 30,	Dec. 31,
	2016	2015	2015
Ending Total Subscribers	1,560	1,227	1,272
Ending Paid Subscribers
U.S.	1,130	939	940
International	381	217	277
Total paid subscribers	1,511	1,156	1,217

Average Paid Subscribers
Quarter	1,517	1,216	1,237
Year-to-date	1,403	1,072	1,139

WWE Network content, including the Company’s premier event, WrestleMania (April 3, 2016), other pay-per-views, original series, NXT Takeover, and specials have continued to drive viewer engagement. During the quarter, the Company introduced compelling new content for WWE Network, including Camp WWE and Swerved Season 2, which rank among the network’s top original series to-date.  The Company is on pace to add more than 300 hours of original content to the network’s featured programming in 2016, and more than 1,500 hours of archival content to WWE Network, which would result in an on-demand library of nearly 6,000 hours at year-end 2016.

•

Television revenues increased 8% to $56.1 million from $52.1 million in the prior year quarter primarily due to contractual increases in key distribution agreements, the largest of which became effective in the fourth quarter 2014 and the first quarter 2015. As indicated above, the allocation of certain shared expenses reduced Network segment OIBDA and increased Television segment OIBDA by $5.3 million in the second quarter 2016.

SmackDown transitioned to a live format every week on USA Network beginning July 19, 2016.

Live Events

Live Event revenues increased 97% to a quarterly record of $51.9 million primarily due to the timing of the Company's annual WrestleMania event, which occurred in the second quarter 2016 as compared to the first quarter 2015.  (Excluding this timing impact, Live Event revenues increased 15% to $30.4 million from $26.4 million in the prior year quarter.)

•

There were 81 total events (excluding NXT) in the current quarter, including 62 events in North America and 19 events in international markets, as compared to 86 events in the prior year quarter, including 65 events in North America and 21 in international markets.

•

North American live event revenues were  $40.9 million in the current year quarter as compared to $16.9 million in the prior year quarter, with growth driven by the timing of WrestleMania, which generated revenue of approximately $21.5 million in the current year quarter. Excluding the impact of WrestleMania, revenue from the Company’s North American live events increased 15% to $19.4 million as a 12% increase in average ticket prices to $51.87 was partially offset by the staging of four fewer events during the quarter.

•

International live event revenue increased 16% to $11.0 million from $9.5 million in the prior year quarter reflecting the strong performance of the Company’s events in Europe. Average international attendance at these events increased 16% to 8,000 fans.  As part of the Company’s international growth strategy it announced the return of a WWE live event to Shanghai on Saturday, September 10, 2016.

•

Live Events reached a record quarterly OIBDA of $23.4 million including the strong performance of WrestleMania ticket sales, which generated $15.5 million in Live Event OIBDA. Excluding the timing impact of WrestleMania, the increase in Live Event OIBDA was primarily due to the strong performance of the Company’s European tour.

Consumer Products

Revenues from Consumer Products increased 16% to $25.2 million primarily due to the sale of venue merchandise in conjunction with WrestleMania as well as higher online sales of merchandise at the Company’s e-commerce sites. Excluding the timing impact of WrestleMania, consumer products revenue was essentially flat to the prior year quarter as increased sales of online merchandise were offset by a reduction in licensing revenue.  Licensing revenues decreased 20% to $9.0 million primarily due to lower video game revenue in domestic and international markets, which was attributable to the timing of a lower effective royalty rate associated with the Company’s franchise video game.  (As a reminder, the lower video game royalty rate derived from an increasing rate structure over the 2015 year as compared to a flat rate structure in 2016.  For the full year, the Company expects the rate for 2016 will be comparable to the average effective rate for 2015).

Corporate and Other

Corporate and Other expenses increased to $49.4 million in the current year quarter from $42.4 million in the prior year quarter.  As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments. The $7.0 million rise in Corporate & Other expense reflected investments in global branding, data analytics, and certain talent initiatives, as well as increased legal expenses related to ongoing litigation.

Operating Income Before Depreciation and Amortization (OIBDA)

OIBDA was $7.5 million as compared to $13.2 million in the prior year quarter. Although the timing of WrestleMania did not have a material impact on the Company’s overall results, it did impact the results of individual business segments in the second quarter 2016.8  Specifically, the current year event reduced Media division OIBDA4 by $17.5 million as the event’s production costs more than offset its related pay-per-view revenue, and the event increased Live Event and Consumer Products OIBDA by $17.3 million on a combined basis from ticket and merchandise sales.

Excluding the timing impact of WrestleMania, the $5.5 million decrease in OIBDA reflected higher profits from the Television and Live Events business segments, which were more than offset by increases in Network production and Corporate and Other expenses (as described above).  The Company's overall OIBDA margin was 4% (4% on a pro forma basis excluding the timing impact of WrestleMania) in the current year quarter as compared to 9% in the prior year quarter.

Six Months Ended June 30, 2016 - Results Overview

Total revenues for the six months ended June 30, 2016 were $370.1 million as compared to $326.4 million in the prior year period.  Operating income for the current year period was $23.5 million versus $22.4 million in the prior year period. Net income was $14.7 million, or $0.19 per share, as compared to net income of $14.9 million, or $0.20 per share, in the prior year period. OIBDA was $35.1 million for the current six month period as compared to OIBDA of $34.2 million in the prior year period.

Six Months Ended June 30, 2016 – Segment Performance Commentary

Revenues increased 13% to $370.1 million from $326.4 million with growth from across the Company’s business segments. North American revenues increased 13% driven primarily by the expansion of WWE Network and the escalation of television rights fees as reflected in the Company’s Media Division, higher Live Events revenue, as well as higher video game and merchandise and sales as reflected in the Consumer Products Division.  Revenues from outside North America increased 15% driven by the growth of WWE Network, performance of live events as well as higher video game and merchandise sales from the EMEA region. Revenue in the current period was reduced by approximately $1.8 million due to unfavorable changes in foreign exchange rates.

The following tables reflect net revenues by region and net revenues and OIBDA by division/segment (in millions):

	Six Months Ended
	June 30,
	2016	2015
Net Revenues By Region:
North America	$279.8	$247.8
Europe/Middle East/Africa (EMEA)	63.8	52.4
Asia Pacific (APAC)	22.8	22.5
Latin America	3.7	3.7
Total net revenues	$370.1	$326.4

	Net Revenues		OIBDA
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Division/Segment
Media Division
Network	$92.1	$77.7	$10.1	$15.7
Television	116.8	110.3	55.5	47.1
Home Entertainment	6.4	7.8	2.5	2.7
Digital Media	11.9	8.1	0.1	(0.9)
Live Events	77.2	65.7	29.5	24.3
Consumer Products
Licensing	30.0	27.8	18.2	17.2
Venue Merchandise	14.2	13.1	5.7	5.3
WWEShop	14.3	11.1	3.0	2.5
WWE Studios	5.2	3.6	—	(0.4)
Corporate & Other	2.0	1.2	(89.5)	(79.3)
Total	$370.1	$326.4	$35.1	$34.2

Media Division

Revenues from the Company's Media division increased 11% to $227.2 million from $203.9 million primarily due to the growth in WWE Network subscription revenue, the escalation of television rights fees and higher digital media revenue. These growth drivers were partially offset by revenue declines from the Company’s Home Entertainment segment.

Live Events

Live Event revenues increased 18% to $77.2 million from $65.7 million in the prior year period primarily due to a 15% increase in average ticket prices at the Company’s events in North America, including WrestleMania. The growth in revenue also reflected increased ticket sales from events in international markets as average attendance at these events increased 29% to 8,000, and from an expanded touring schedule for the Company’s NXT brand.

Consumer Products Division

Revenues from Consumer Products increased 13% to $58.5 million from $52.0 million in the prior year period, with growth driven by increased video game revenues and higher sales of branded merchandise through the Company’s e-commerce website, WWEShop, and on distribution channels including Amazon. The rise in video game revenue reflected increased sales of the Company’s franchise video game in domestic and international markets and higher sales of downloadable content associated with the WWE branded game, WWE SuperCard.

WWE Studios

WWE Studios recognized revenue of $5.2 million as compared to revenue of $3.6 million in the prior year period. The increase in revenue was primarily due to the performance and timing of results from the Company’s portfolio of movies.

Corporate and Other

Corporate and Other expenses were $91.5 million versus $80.5 million in the prior year period. As defined, these expenses include corporate G&A expenses as well as Business Support costs such as sales, marketing, international management and talent development costs, which are not allocated to specific segments. The rise in Corporate & Other expense reflects investments in global branding, data analytics, and certain talent initiatives, as well as increased legal expenses related to ongoing litigation.

Operating Income Before Depreciation and Amortization (OIBDA)

OIBDA reached $35.1 million as compared to $34.2 million in the prior year period. The 3% increase reflected the increased monetization of the Company’s video content and higher profits from its Live Event business.  Television and Network profits, on a combined basis, increased $2.8 million with the contractual escalation of key distribution agreements and growth in WWE Network subscriptions, which were partially offset by higher production costs.9  Live Event profits increased $5.2 million primarily due to higher ticket sales and effective pricing for the Company’s premier event, WrestleMania, as well as increased attendance at the Company’s international events. Partially offsetting these growth drivers was an $11.0 million increase in Corporate and Other expenses (as described above).  The Company's OIBDA margin was 9% in the current year period as compared to 10% in the prior year period.

Cash Flows & Liquidity

Cash generated from operating activities was $2.7 million in the current six-month period, compared to $28.1 million in the prior year period.  The $25.4 million decrease in cash generated by operating activities was primarily due to the timing of working capital, including the receipt of payments related to the Company’s television rights agreements, as well as the increased payout of management incentive compensation compared to the prior year period.

Capital expenditures increased $4.5 million as compared to the prior year period in continued support of the Company's content production activities.

As of June 30, 2016, the Company held $80 million in cash and short-term investments and estimates debt capacity under its revolving line of credit of approximately $190 million.  The current term of the Company’s Revolving Credit Facility ends in September 2016, and the Company intends to replace this facility prior to its expiration on terms consistent with its current facility.

(1) WrestleMania occurred in the second quarter 2016 as compared to the first quarter 2015. The timing impact of that event on second quarter 2016 revenue and income can be found in the Supplemental Information in this release.

(2) The definition of OIBDA, Adjusted OIBDA and a reconciliation of Q2 2016 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

(3) Reconciliation of Q3 2016 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

(4) Beginning in January 2016, the Company started allocating certain shared expenses between its Network and Television segments.  Management believes this allocation more accurately reflects the operations of these segments. For the second quarter 2016, the implementation of this allocation methodology reduced Network segment OIBDA by $5.3 million and increased Television segment OIBDA by a corresponding $5.3 million. The allocation methodology had no impact on the Company’s consolidated financial statements.

(5) Average monthly churn is based on the number of canceled/terminated orders expressed as a percentage of the average paid subscribers over the relevant six-month periods.

 (6)  Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network.

(7)  Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

(8) Refer to the Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures in this release for a pro-forma analysis excluding WrestleMania from second quarter 2016 results.

(9) For the six month period ended June 30, 2016, the allocation of shared production expenses (as described in note 4 above) reduced Network segment OIBDA by $8.4 million and increased Television segment OIBDA by a corresponding $8.4 million. The allocation methodology had no impact on the Company’s consolidated financial statements.

Additional Information

Additional business metrics are made available to investors on the corporate website - ir.corporate.wwe.com.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on July 28th to discuss the Company's earnings results for the second quarter of 2016.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-913-489-5104 from outside the U.S. (conference ID for both lines: 9273549).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on July 28, 2016 at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network; major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our revolving credit facility; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net revenues	$199.0	$150.2	$370.1	$326.4
Cost of revenues	132.1	87.3	225.4	197.0
Selling, general and administrative expenses	59.4	49.7	109.6	95.2
Depreciation and amortization	6.0	5.9	11.6	11.8
Operating income	1.5	7.3	23.5	22.4
Investment income, net	0.6	0.4	1.2	0.6
Interest expense	(0.6)	(0.6)	(1.2)	(1.1)
Other expense, net	(0.6)	(0.1)	(1.2)	(0.4)
Income before income taxes	0.9	7.0	22.3	21.5
Provision for income taxes	0.1	1.9	7.6	6.6
Net income	$0.8	$5.1	$14.7	$14.9

Earnings per share:
Basic and diluted	$0.01	$0.07	$0.19	$0.20

Weighted average common shares outstanding:
Basic	76.0	75.5	75.9	75.5
Diluted	77.4	76.2	77.3	76.1
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16.2	$38.0
Short-term investments, net	63.7	64.4
Accounts receivable, net	55.3	58.4
Inventory	7.4	6.2
Prepaid expenses and other current assets	21.2	12.8
Total current assets	163.8	179.8
PROPERTY AND EQUIPMENT, NET	109.2	105.2
FEATURE FILM PRODUCTION ASSETS, NET	29.5	26.4
TELEVISION PRODUCTION ASSETS, NET	9.0	11.4
INVESTMENT SECURITIES	23.6	22.3
NON-CURRENT DEFERRED INCOME TAX ASSETS	42.6	44.7
OTHER ASSETS, NET	18.6	19.3
TOTAL ASSETS	$396.3	$409.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$16.1	$4.4
Accounts payable and accrued expenses	59.7	70.0
Deferred income	48.3	57.2
Total current liabilities	124.1	131.6
LONG-TERM DEBT	14.9	17.1
NON-CURRENT INCOME TAX LIABILITIES	0.8	1.1
NON-CURRENT DEFERRED INCOME	40.3	50.0
Total liabilities	180.1	199.8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in capital	379.8	369.7
Accumulated other comprehensive income	3.2	3.0
Accumulated deficit	(167.6)	(164.1)
Total stockholders’ equity	216.2	209.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$396.3	$409.1

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
OPERATING ACTIVITIES:
Net income	$14.7	$14.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and impairments of feature film production assets	2.7	1.4
Amortization of television production assets	17.6	10.1
Depreciation and amortization	13.9	13.6
Services provided in exchange for equity instruments	(1.7)	(0.1)
Equity in earnings of affiliate, net of dividends received	(0.1)	(0.1)
Other amortization	1.2	1.0
Stock-based compensation	9.6	7.8
(Recovery from) provision for doubtful accounts	(0.2)	0.4
(Benefit from) provision for deferred income taxes	2.1	(8.7)
Other non-cash adjustments	0.3	0.2
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	3.2	0.9
Inventory	(1.2)	(1.2)
Prepaid expenses and other assets	(12.0)	(2.4)
Feature film production assets	(5.0)	(4.7)
Television production assets	(15.1)	(14.6)
Accounts payable, accrued expenses and other liabilities	(10.5)	1.2
Deferred income	(16.8)	8.4
Net cash provided by operating activities	2.7	28.1
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(15.5)	(11.0)
Purchases of short-term investments	—	(4.6)
Proceeds from sales and maturities of investments	0.4	6.1
Purchase of equity investments	(1.3)	(1.0)
Net cash used in investing activities	(16.4)	(10.5)
FINANCING ACTIVITIES:
Repayment of long-term debt	(2.2)	(2.1)
Dividends paid	(18.2)	(18.1)
Debt issuance costs	—	(0.8)
Proceeds from borrowings under the credit facilities	11.6	—
Proceeds from issuance of stock	0.7	0.5
Net cash used in financing activities	(8.1)	(20.5)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(21.8)	(2.9)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	38.0	47.2
CASH AND CASH EQUIVALENTS, END OF PERIOD	$16.2	$44.3
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$0.8	$0.4
Non-cash purchase of investment securities	$—	$13.8

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	June 30,
	2016	2015
Operating income	$1.5	$7.3
Investment, interest and other income, net	(0.6)	(0.3)
Income before taxes	0.9	7.0
Provision for income taxes	0.1	1.9
Net income	$0.8	$5.1
Earnings per share	$0.01	$0.07
Reconciliation of Operating income to OIBDA
Operating income	$1.5	$7.3
Depreciation & amortization	6.0	5.9
OIBDA	$7.5	$13.2

	Six Months Ended
	June 30,
	2016	2015
Operating income	$23.5	$22.4
Investment, interest and other income, net	(1.2)	(0.9)
Income before taxes	22.3	21.5
Provision for income taxes	7.6	6.6
Net income	$14.7	$14.9
Earnings per share	$0.19	$0.20
Reconciliation of Operating income to OIBDA
Operating income	$23.5	$22.4
Depreciation & amortization	11.6	11.8
OIBDA	$35.1	$34.2

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. No such items were reported in, or have been adjusted from the three months or six months ended June 30, 2016 or 2015 results.  These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers.  As such, we believe these measures provide relevant and useful information to our current and potential investors.

World Wrestling Entertainment, Inc.

Supplemental Information – Pro Forma Income Statement & Reconciliation to GAAP Measures

Pro Forma Excludes Timing Impact of WrestleMania 32

(In millions, except per share data)

(Unaudited)

Revenues	Q2 2016 Reported	Q2 2016 WM 32 Timing	Q2 2016 Pro Forma	Q2 2015 Reported
Media Division
Pay-per-view	$5.9	$(4.0)	$1.9	$3.5
Subscriptions	45.9	—	45.9	36.6
Network	51.8	(4.0)	47.8	40.1
Television	56.1	—	56.1	52.1
Home Entertainment	3.1	—	3.1	3.1
Digital Media	6.5	—	6.5	3.8
Media Division	117.5	(4.0)	113.5	99.1
Live Events	51.9	(21.5)	30.4	26.4
Consumer Products Division
Licensing	9.0	—	9.0	11.3
Venue Merchandise	8.7	(3.9)	4.8	4.7
WWE Shop	7.5	—	7.5	5.8
Consumer Products Division	25.2	(3.9)	21.3	21.8
WWE Studios	3.2	—	3.2	2.1
Corporate and Other	1.2	—	1.2	0.8
Total Revenues	$199.0	$(29.4)	$169.6	$150.2

OIBDA:
Media Division	$22.7	$17.5	$40.2	$38.2
Live Events	23.4	(15.5)	7.9	6.7
Consumer Products Division	9.2	(1.8)	7.4	9.9
WWE Studios	0.4	—	0.4	—
Corporate and Other	(48.2)	—	(48.2)	(41.6)
OIBDA	7.5	0.2	7.7	13.2
Depreciation & amortization	(6.0)	—	(6.0)	(5.9)
Operating income	1.5	0.2	1.7	7.3
Interest and other, net	(0.6)	—	(0.6)	(0.3)
Income before taxes	0.9	0.2	1.1	7.0
Provision for income taxes	0.1	—	0.1	1.9
Net income	$0.8	$0.2	$1.0	$5.1

EPS - basic and diluted	$0.01	$0.00	$0.01	$0.07

The impact of WrestleMania is measured using a pro forma statement rather than as an adjusting item to the Company’s reported results because adjustments to the Company’s financial measures are limited by definition to items that are difficult to predict and are considered unusual or non-recurring in nature. As defined, adjusted financial measures would exclude certain material items, including but not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. No such items were reported in, or have been adjusted from, second quarter 2016 or second quarter 2015 results.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Q3 2016 Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Q3 2016 Operating income to Adjusted OIBDA

Operating (Loss)/Income			Depreciation	OIBDA			Adjustments to OIBDA	Adjusted OIBDA
$18	-	$22	$6	$24	-	$28	$-	$24	-	$28

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

The Company believes the presentation of OIBDA and Adjusted OIBDA is relevant and useful for investors because it allows investors to view our operating performance in the same primary method used by management to evaluate operating performance.  Additionally, we believe they provide a meaningful representation of operating cash flows.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$1.2	$13.8	$2.7	$28.1
Less cash used for capital expenditures:
Purchase of property and equipment and other assets (excluding corporate aircraft)	(8.8)	(5.3)	(15.5)	(11.0)
Free Cash Flow	$(7.6)	$8.5	$(12.8)	$17.1

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, debt service, and payment of dividends.